UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act Of 1934
Date of Report (Date of earliest event reported): May 7, 2007
Global Telecom & Technology, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-51211	20-2096338

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
8484 Westpark Drive
Suite 720
McLean, Virginia 22102
(Address of principal executive offices) (Zip Code)
Registrant’s Telephone Number, Including Area Code: (703) 442-5500
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a- 12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
     On May 7, 2007, the Compensation Committee of the Board of Directors of Global Telecom & Technology, Inc. (the “Company”) approved the appointment of Richard D. Calder, Jr., age 43, as our President and Chief Executive Officer. Mr. Calder will join the Company on May 14, 2007. Prior to joining us, from 2004 to 2006, Mr. Calder served as President & Chief Operating Officer of InPhonic, Inc., a publicly-traded online seller of wireless services and products. From 2001 to 2003, Mr. Calder served in a variety of executive roles for Broadwing Communications, Inc., including as President – Business Enterprises and Carrier Markets. From 1996 to 2001, Mr. Calder held several senior management positions with Winstar Communications, ultimately serving as President of the company’s South Division. In 1994, Mr. Calder helped to co-found Go Wireless, a wireless communications company, and served as its Vice President of Corporate Development from its founding until 1996. Prior to co-founding Go Wireless, Mr. Calder held a variety of marketing, business development, and engineering positions within MCI Communications, Inc. and Tellabs, Inc. Mr. Calder holds a Masters in Business Administration from Harvard Business School and received his Bachelor of Science in Electrical Engineering from Yale University.
     In connection with the appointment, on May 7, 2007 we entered into an employment agreement with Mr. Calder. Pursuant to the terms of the employment agreement, Mr. Calder will receive a salary of $250,000 per year. He will be eligible to earn up to a $250,000 cash bonus during his first year of employment, of which 50% will be based upon Mr. Calder’s performance against criteria to be defined by the Compensation Committee and 50% may be awarded at the sole discretion of the Compensation Committee. In connection with the employment agreement, he has been granted 200,000 restricted shares of our common stock pursuant to our 2006 Employee, Director and Consultant Stock Plan effective as of his first day of employment. The first 25% of the restricted stock grant will vest on the first anniversary date of the commencement of his employment. Thereafter, the remaining shares of granted restricted stock will vest quarterly over the following three years.
     The employment agreement provides that Mr. Calder will not compete with us during the period of his employment and continuing for a period equal to the longer of: (a) two years from the effective date of the employment agreement or (b) one year following the termination of his employment. He has also agreed not to solicit our customers, employees or consultants during the same period. Pursuant to the terms of the employment agreement, Mr. Calder also entered into an assignment of inventions and confidentiality agreement, pursuant to which he has agreed to maintain in confidence all of our proprietary information, and to assign to us any inventions conceived by him in the course of his employment.
     The employment agreement will remain in effect until it is terminated under any of the following circumstances: (1) upon Mr. Calder’s death, (2) upon the disability of Mr. Calder that prevents him from performing his duties to us for a period of more than 180 days in the aggregate in any 12-month period, (3) upon written notice from us, terminating his employment for “cause,” as defined in the employment agreement, (4) upon written notice from us terminating his employment without “cause,” (5) upon written notice from Mr. Calder, terminating his employment for “good reason,” as defined in the employment agreement, or (6) upon not less than 30 days written notice from Mr. Calder, terminating his employment other than for “good reason.”
     In the event of Mr. Calder’s disability, he would be entitled to a continuation of health benefits for twelve months following the termination of his employment. In the event that his employment is terminated by us without “cause,” or by Mr. Calder for “good reason,” he would be entitled to receive his base salary and health benefits for twelve months following the termination of his employment, as well as having the initial grant of stock provided for in the employment agreement become immediately vested upon the effective date of termination.
     The foregoing description of the employment agreement is qualified in its entirety by reference to the full text of the employment agreement, a copy of which is attached hereto as Exhibit 10.1.

     H. Brian Thompson, who had been serving as our Chief Executive Officer on an interim basis since the departure of D. Michael Keenan on February 23, 2007, will cease to serve as our interim Chief Executive Officer effective on May 14, 2007. Mr. Thompson will continue to serve as the Company’s Executive Chairman and Chairman of its Board of Directors (the “Board”).
     The Company’s Board has determined to increase the size of the Board to nine members, and elected Mr. Calder to fill the newly-created vacancy resulting from such increase, to be effective following the Company’s shareholder meeting on June 5, 2007.
Item 5.03 Amendments to the Company’s Articles of Incorporation or Bylaws Other than by Shareholder Vote.
     On May 7, 2007, the Board adopted an amendment to the Company’s bylaws increasing the maximum total number of directors permitted thereunder from eight to nine.
Item 9.01 Financial Statements and Exhibits.

Exhibit
Number	Description

3.1	Amendment to Bylaws, dated May 7, 2007

10.1	Employment Agreement for Richard D. Calder, Jr., dated May 7, 2007

99.1	Press Release by Global Telecom & Technology, Inc., dated May 10, 2007*

*	This information is not deemed to be “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, and is not incorporated by reference into any registration statements under the Securities Act of 1933, as amended.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: May 10, 2007

GLOBAL TELECOM & TECHNOLOGY, INC.
By:	/s/ Kevin J. Welch
Kevin J. Welch
Chief Financial Officer & Treasurer

EXHIBIT INDEX

Exhibit
Number	Description

3.1	Amendment to Bylaws, dated May 7, 2007

10.1	Employment Agreement for Richard D. Calder, Jr., dated May 7, 2007

99.1	Press Release by Global Telecom & Technology, Inc., dated May 10, 2007*

*	This information is not deemed to be “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, and is not incorporated by reference into any registration statements under the Securities Act of 1933, as amended.